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                          [LOEB & LOEB LLP LETTERHEAD]
                                                                    EXHIBIT 5.1



February 18, 1999


iMall, Inc.
233 Wilshire Boulevard, Suite 820
Santa Monica, CA 90401

Ladies and Gentlemen:


            We have acted as counsel to iMall, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form SB-2 (the "Registration Statement"), relating to the proposed sale by certain shareholders of the Company (the "Selling Stockholders") of (i) 1,181,198 warrants to purchase 1,181,198 shares of common stock, par value $.008 per share ("Common Stock") issued in connection with a private placement completed in December 1997 (the "Private Placement"), each warrant entitling the holder to purchase one share of Common Stock exercisable at $3.20 per share, subject to adjustment in certain circumstances (the "Initial Warrants"); (ii) 1,225,414 warrants to purchase 1,225,414 shares of Common Stock issued to Commonwealth Associates (the "Placement Agent" or "Commonwealth"), in connection with the Private Placement, to purchase one share of Common Stock exercisable at $3.20 per share, subject to adjustment in certain circumstances (the "Placement Agent Warrants"); (iii) 20,099 warrants to purchase 20,099 shares of Common Stock, issued to a group of investors in connection with a private placement completed in October 1997, to purchase one share of Common Stock exercisable at $3.20 per share, subject to adjustment in certain circumstances (the "Investor Warrants"); and (iv) 375,000 warrants to purchase 375,000 shares of Common Stock, issued to the Company's financial advisors in connection with the Private Placement to purchase one share of Common Stock exercisable at $3.20 per share, subject to adjustment in certain circumstances (the "Additional Warrants"). The Initial Warrants, Placement Agent Warrants, Investor Warrants and the Additional Warrants are referred to herein as the "Warrants."


            In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Warrants to be offered by the Selling Stockholders, when sold under
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iMall, Inc.
February 18, 1999
Page 2

the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

        We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" included in the Prospectus forming a part of the Registration Statements.


                                       By: /s/ David L. Ficksman
                                          -------------------------------------
                                          David L. Ficksman
                                          a Partner of the Firm




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